Exhibit 5
P H I L I P J . E N G L U N D
A T T O R N E Y A T L A W
3460 CORTE CLARITA, CARLSBAD, CALIFORNIA 92009
( 7 6 0 ) 7 5 3 - 7 4 0 0 your.gc@adelphia.net FAX ( 7 6 0 ) 7 5 3 - 7 4 1 0

June 13, 2006

Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C. 20549

RE: Lutcam, Inc. Form SB-2

Gentlemen:

Please be advised that I have reached the following conclusions regarding the above offering:

1. Lutcam, Inc. (the "Company") is a duly and legally organized and existing Nevada state corporation, with both its registered office and its principal place of business located at 1775 Lakeshore Rd., Sarnia, Ontario N7X1B9, Canada. The Articles of Incorporation and corporate registration fees were submitted to the Nevada State Division of Corporations and filed with the office on July 30, 2003. The Company's existence and form is valid and legal pursuant to the representation above.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. Neither the Articles of Incorporation, Bylaws, amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under the above-referenced Form SB-2 Registration Statement is likewise in legal form and in compliance with the laws of the State of Nevada.

3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

June 13, 2006
Securities and Exchange Commission
RE: Lutcam, Inc. Form SB-2

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. By director's resolution, the Company has authorized the issuance of up to 5,000,000 shares of common stock registered pursuant to the above-referenced registration statement.

7. The Company's Articles of Incorporation presently provide the authority to the Company to issue 75,000,000 shares of common stock, $0.001 par value. The Company currently has issued and outstanding 2,500,000 shares of common stock. Therefore, the Board of Directors' Resolution that authorizes the sale of up to 5,000,000 shares of common stock is within the authority of the Company's directors. The shares, when issued, shall be legally issued, fully paid and non-assessable.

I do not express any opinion with respect to the law of any jurisdiction other than the State of Nevada, including all statutory provisions, all applicable provisions of the Nevada constitution and all reported decisions interpreting those laws, and the federal laws of the United States of America. I express no opinion as to the laws, regulations of judicial decisions of any other jurisdiction.

Very truly yours,

/s/ Philip J. Englund

Philip J. Englund

P H I L I P J . E N G L U N D
A T T O R N E Y A T L A W
3460 CORTE CLARITA, CARLSBAD, CALIFORNIA 92009
( 7 6 0 ) 7 5 3 - 7 4 0 0 your.gc@adelphia.net FAX ( 7 6 0 ) 7 5 3 - 7 4 1 0

June 13, 2006

CONSENT

I HEREBY CONSENT to the inclusion of my name in connection with the Form SB-2 Registration Statement, Amendment 11, filed with the Securities and Exchange Commission as attorney for the registrant, Lutcam, Inc. and to the reference to my name in that filing.

_/s/ Philip J. Englund__
Philip J. Englund